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Westmoreland Coal Company
Will Move Corporate Office
To Colorado Springs, Colorado
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Colorado Springs, Colorado -- May 5, 1995 -- Westmoreland Coal
Company (NYSE:WCX) announced today that it will move its corporate office from Philadelphia, Pennsylvania to Colorado Springs,
Colorado. This relocation is expected to be completed by September, 1995.

Christopher K. Seglem, Westmoreland's President and Chief Executive Officer said, "We have given substantial thought about where best to locate Westmoreland's corporate offices. Colorado Springs has been chosen because of its central location in both the mining and energy industries, its dynamic business environment and cost effectiveness. It enables us to be closer to our currently most promising coal asset subsidiary, Westmoreland Resources, Inc. which has mined coal in Montana's Powder River Basin since 1974, and even more importantly to that part of the country we believe offers Westmoreland the greatest opportunity for growth in both the coal and electric power industries. This move is an essential part of our new team's workout plan, announced over two years ago, which includes streamlining Westmoreland and creating a culture focused on growth. While Westmoreland's substantial embedded heritage costs will continue to require significant attention for some time to come and provide our largest hurdle, this office's principal focus will be on opportunities in the emerging energy market. We think Colorado Springs presents itself as an extremely receptive host in this regard, and a most cost effective one as well. We look forward very much to becoming a part of the community and its success. I especially want to thank the Colorado Springs Economic Development Corporation for their help in reaching the decision to select Colorado Springs."

Rocky Scott, President of The Greater Colorado Springs Economic Development Corporation, commented, "The Westmoreland Coal Company headquarters represents the ideal new corporate neighbor in Colorado Springs. This community will see a strong economic and leadership contribution to its continually diversifying economic fabric. We are delighted with their decision."



Today Westmoreland is an integrated energy company primarily engaged in the mining and sale of coal and in the development and ownership of independent power plants. Its coal mining segment began operations in 1854 and has been continuously engaged in mining and selling coal since that year. Westmoreland is the oldest independent coal company in the United States and it and Colorado Springs share a unique link to the past through General William J. Palmer who, in 1857 became the Secretary of Westmoreland Coal Company and served in that capacity before the Civil War. General Palmer, of course, went on to found the City of Colorado Springs after the War. At present the Company mines coal in Montana through its subsidiary, Westmoreland Resources, Inc. located on the Crow Indian Reservation near Hardin and in southwestern Virginia and eastern Kentucky at its Virginia Division headquartered in Big Stone Gap, Virginia. Coal from these properties is sold to various utilities and independent power plants in the United States.

Westmoreland's other main business segment, begun in 1986, is the development and ownership of independent power projects through its subsidiary, Westmoreland Energy, Inc. (WEI), located in Charlottesville, Virginia. WEI has interests in five coal fired plants in operation in New York, Virginia and North Carolina and two natural gas fired plants operating in New York and Ft. Lupton, Colorado. A sixth coal fired plant in North Carolina is in the final stages of construction and will begin commercial operation in mid 1995.

Westmoreland will relocate a small leadership group from Philadelphia and other locations to Colorado Springs. Certain other employees will be hired locally. Information on future hiring plans and the procedure to make an application for employment can be obtained from Thomas M. Spangler, Assistant Vice President, Human Resources, at (215) 545-2500.

Westmoreland has retained PHH Homequity, PHH U.S. Mortgage and Fidelity Real Estate to provide relocation services to employees who will be transferring to Colorado Springs. Employees are free to use other financial and real estate services of their own choosing if they wish. Companies wishing to make their services known to
Westmoreland employees should do so through Thomas Spangler.   The
firm of Higginbotham/Briggs & Associates will provide architectural, design and construction management services for Westmoreland in connection with its new office space in the landmark Holly Sugar Building.

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Contact: 	R. Page Henley, Jr.
		(215) 545-2500